As filed with the Securities and Exchange Commission on June 23, 2000
                                                  Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.

             (Exact Name of Registrant as Specified in Its Charter)

     Texas                            8090                       75-1458323
(State or Other            (Primary Standard Industrial       (I.R.S. Employer
 Jurisdiction of                Classification Code          Identification No.)
 Incorporation or                     Number)
  Organization)

                   1301 Capital of Texas Highway, Suite C-300

                            Austin, Texas 78746-6550

                                 (512) 328-0888

          (Address, Including Zip Code, and Telephone Number, Including

             Area Code, of Registrant's Principal Executive Offices)

          KENNETH S. SHIFRIN                         TIMOTHY L. LAFREY
American Physicians Service            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
       Group, Inc.                                 1900 Frost Bank Plaza
1301 Capital of Texas Highway,        Copy to:     816 Congress Avenue
      Suite C-300                                  Austin, Texas 78701
Austin, Texas 78746-6550                            (512) 499-6200
     (512) 328-2892                            Fax: (512) 499-6290
(Name, Address, Including Zip Code, and
Telephone NumberIncluding Area Code, of
Registrant's Agent for Service)

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================



       Title of Each Class              Amount          Proposed Maximum      Proposed Maximum            Amount
 of Securities To Be Registered   To Be Registered(1)  Offering Price Per    Aggregate Offering       of Registration
               (1)                                          Share(2)              Price(2)                fee(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock ($0.10 par value)      600,000 shares           .8352              $ 501,136                 $139.32
====================================================================================================================

(1) The amount of our Common Stock, par value $0.10 per share, to be registered is comprised of the maximum number of shares of our Common Stock issuable upon consummation of the share exchanges described in this Registration Statement.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, based upon the book value of the securities to be received in the share exchanges described in this Registration Statement, calculated as the aggregate of the $501,944 book value of such securities of FemPartners, Inc. (as reflected on the FemPartners, Inc. March 31, 2000 balance sheet). The proposed maximum offering price per share is based on the proposed maximum aggregate offering price divided by the number of shares to be registered.

(3) The registration fee of $139.32 has been calculated pursuant to Rule 457(f)(2) as follows: .000278 multiplied by the aggregate book value, as of March 31, 2000, of the securities to be received in the exchanges.

                         --------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the "Securities Act") or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 23, 2000

PROSPECTUS

                     American Physicians Service Group, Inc.

                                 Share Exchange

                         Common Stock ($0.10 par value)

                                       of

                     American Physicians Service Group, Inc.

                                       for

               Common Stock ($0.01 par value) of FemPartners, Inc.

                         ------------------------------


We will offer and exchange, from time to time, in one or more offerings (the "Exchange Offers"), upon the terms and subject to the conditions set forth in this Prospectus and those Share Exchange Agreements described in more detail herein (the "Exchange Agreements"), up to an aggregate amount of 600,000 shares of our $0.10 par value Common Stock (the "Common Stock") for the $0.01 par value common stock (the "FemPartners Stock") of FemPartners, Inc., a Delaware corporation ("FemPartners") in an amount to be determined according to the individual Exchange Agreements. Our Common Stock is traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "AMPH". On June 22, 2000, the last sale price of the Common Stock as reported by NASDAQ was $3.375 per share. The FemPartners Stock is not currently listed on any national securities exchange or NASDAQ. We will receive no proceeds from the Exchange Offers; however, we will bear certain offering expenses. All references in this Prospectus to "we", "our" or the Company shall refer to American Physicians Service Group, Inc., a Texas corporation (the "Company").

                         ------------------------------

See "Risk Factors" beginning on page 5 for a discussion of certain risks to be considered in connection with the Exchange Offers and in evaluating an investment in the Common Stock.

                         ------------------------------

  THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS

      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         ------------------------------

                  The date of this Prospectus is June 23, 2000.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................2

INCORPORATION BY REFERENCE...................................................3

THE COMPANIES................................................................4
   American Physicians Service Group, Inc........................ ...........4
   FemPartners, Inc..........................................................5

DISCLOSURE AND FORWARD-LOOKING STATEMENTS....................................5

RISK FACTORS.................................................................5
   Any Exchange Is Subject To Your Share Exchange Agreement..................6
   Our Common Stock Is Thinly Traded.........................................6
   The Market Price Of Our Common Stock Fluctuates...........................7
   FemPartners Stock Is Not Publicly Traded..................................7
   There Is A Risk Of Litigation Due To Price Declines.......................7
   Sales Of Shares Not Received In The Exchange Covered By
     This Registration Statement Are Restricted..............................7
   We Cannot Make Assurances As To The Tax Consequences Of
     The Exchange............................................................8
   Management Shareholders Have Significant Control Over
     Our Company.............................................................8
   Our Company Has A Significant Ownership Interest
     In FemPartners..........................................................8
   We Are Dependent On A Few Customers.......................................8
   We Operate In Competitive Markets.........................................9
   Our Success Depends On The Results Of Our Subsidiaries'
     Operations..............................................................9
   Our Businesses Are Highly Regulated.......................................9
   We Have Not Paid And Do Not Plan To Pay Dividends.........................9
   Anti-Takeover Provisions Could Prevent Or Delay A Change
     In Control Of Our Company..............................................10
   We Are Dependent On Certain Key Employees................................10
   Our Quarterly Operating Results Fluctuate................................10
   We Are Leveraged.........................................................11

USE OF PROCEEDS.............................................................11

PLAN OF DISTRIBUTION........................................................12

EXCHANGE OFFERS.............................................................12

FINANCIAL DATA TABLES.......................................................12

HISTORICAL PER SHARE DATA FOR THE APS SHARES................................14

REGULATORY APPROVALS........................................................15

INTERESTS OF CERTAIN PERSONS IN THE COMPANY.................................15

DISSENTERS APPRAISAL RIGHTS.................................................15

FEDERAL INCOME TAX CONSEQUENCES.............................................15

LEGAL MATTERS...............................................................15

EXPERTS.....................................................................15

SUMMARY OF SHARE EXCHANGE AGREEMENTS........................................16

COMPARATIVE RIGHTS OF THE COMPANY'S SHAREHOLDERS AND
  FEMPARTNERS SHAREHOLDERS..................................................17
   Authorized Capital Stock.................................................18
   Voting Rights............................................................18
   Dividends................................................................18
   Election of Directors....................................................18
   Special Meetings of Shareholders.........................................18
   Amendments to Articles of Incorporation and Bylaws.......................18
   Business Combinations....................................................19
   Shareholder Rights Plan..................................................19

ACCOUNTING TREATMENT........................................................20

U.S. FEDERAL TAX CONSEQUENCES...............................................20

MATERIAL CONTACTS BETWEEN THE COMPANY AND FEMPARTNERS.......................21

INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................21

INFORMATION ABOUT THE COMPANY...............................................21

INFORMATION ABOUT FEMPARTNERS...............................................22

VOTING AND MANAGEMENT INFORMATION...........................................22

WHERE YOU CAN FIND MORE INFORMATION.........................................23


                              AVAILABLE INFORMATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf registration" process. Under this shelf process, we may offer and exchange, from time to time, in one or more offerings, shares of our Common Stock, at our option, for FemPartners Stock when the terms of an Exchange Agreement are satisfied. We may exchange through these offerings up to a total of 600,000 shares of our Common Stock. The shares of our Common Stock that we issue in these exchanges will be recorded at the fair value of our Common Stock at the time of the exchange. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

Issuance of our Common Stock in exchange for the FemPartners Stock will be made only in strict accordance with the terms of your Exchange Agreement. In addition, your Exchange Agreement contains certain conditions that must be satisfied prior to our being obligated to complete an exchange. The delivery of this Prospectus does not establish that any or all of the required conditions to exchange have been satisfied, and we may withdraw this Prospectus and our offer to transfer our Common Stock in an exchange, if any required conditions under your Exchange Agreement are not satisfied. Furthermore, each Exchange Agreement allows us to exchange, at our discretion, shares of our Common Stock, shares of the $0.01 par value common stock (the "Prime Stock") of Prime Medical Services, Inc., a Delaware corporation ("Prime"), cash, or any combination of our Common Stock, Prime Stock and cash. Shares of FemPartners Stock that are not exchanged will, following the exchange, continue to be subject to the existing restrictions upon transfer of those shares. Upon your receipt of our Common Stock pursuant to the exchange, all rights under your Share Exchange Agreement will terminate.

                           INCORPORATION BY REFERENCE

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO: 1301 CAPITAL OF TEXAS HIGHWAY, SUITE C-300, AUSTIN, TEXAS 78746, ATTENTION: INVESTOR RELATIONS. TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE YOUR REQUEST FOR SUCH INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR EXCHANGE DECISION.

The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in, or incorporated by reference in, this document. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The following documents contain important information about our Company and are hereby incorporated by reference:

o Our  Annual Report on Form 10-K for the fiscal year ended  December 31, 1999.

o Our Definitive Proxy Statement, filed with the SEC on May 1, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

o Our Current Report on Form 8-K, as amended, filed with the SEC on September 22, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended June 31, 1999.

o Our Current Report on Form 8-K, filed with the SEC on June 28, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

o Our Current Report on Form 8-K, filed with the SEC on April 20, 1999.

All documents that we may subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date all Exchange Offers are terminated, shall also be deemed incorporated by reference.

                                  THE COMPANIES

AMERICAN PHYSICIANS SERVICE GROUP, INC.

We are a management and financial services firm with affiliates and subsidiaries that provide (among other things): medical malpractice insurance services for doctors; brokerage and investment services to institutions and individuals; lithotripsy services in 31 states; refractive vision surgery services; and, dedicated care facilities for Alzheimer's patients. Our Company was organized in October 1974 under the laws of the State of Texas. Our principal executive office is located at 1301 Capital of Texas Highway, Suite C-300, Austin, Texas 78746, and our telephone number is (512) 328-0888. For additional or more detailed information regarding our business and subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated herein by reference. Unless the context otherwise requires, all references in this Prospectus to "us" or "our" include both American Physicians Service Group, Inc., and its subsidiaries.

On April 6, 1999, we acquired 1,199,400 shares of our Common Stock in a private transaction pursuant to a letter agreement between our Company, M.J. Whitman Advisers, Inc., Third Avenue Value Fund, and the Third Avenue Value Portfolio of the WRL Series Fund. On June 2, 1999, we acquired 242,000 shares of our Common Stock in a private transaction pursuant to an Exchange Agreement between our Company and Franklin MicroCap Value Fund. In April of 2000, we acquired 200,000 shares of our Common Stock in a private transaction from Custodial Account of George A. Weissfisch. On May 3, 2000, we announced our intention to repurchase up to 400,000 shares of our Common Stock that we will use, together with some or all of the shares acquired in the above described purchases, to fulfill our obligations under the Exchange Agreements. These share purchases will extend through 2001, the period during which the Exchange Agreements can be exercised.

Prime is one of our affiliates. As of April 27, 2000, we owned 2,343,803 shares of Prime Stock, which constitutes 14.5% of the outstanding Prime Stock. Prime is a public medical services company, and is the industry leader in lithotripsy services for the non-invasive treatment of kidney stones. In 1999, Prime entered the refractive vision correction business, whose procedures are intended to correct the eyesight of nearsighted, farsighted and astigmatic individuals. Prime files annual, quarterly and current reports, proxy statements, and other information with the SEC. Anything Prime files may be read and copied at the following location at the SEC: Public Reference Room 450 Fifth Street, N.W., Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Prime's SEC filings should also be available to the public from commercial document retrieval services and at the Internet world wide web site that the SEC maintains at HTTP://WWW.SEC.GOV. You may find more information about Prime by reviewing its most recent Annual Report, filed on Form 10-K March 30, 2000, and its most recent Definitive Proxy

Statement, filed May 1, 2000, both of which are hereby incorporated into this Prospectus by reference. Additional information about Prime may be found at the Internet world wide web site that it maintains at http://www.primemedical.com.

FEMPARTNERS, INC.

FemPartners is a medical practice management company that specializes in the management of OB/GYN and related medical practices. On August 31, 1999, we merged Syntera Healthcare Corporation ("Syntera"), one of our subsidiaries, into a subsidiary of FemPartners (the "Merger"). As a result of the Merger, we believe we own approximately 6% of the total equity of FemPartners, on a fully diluted basis. FemPartners is organized under the laws of the state of Delaware, maintains its principal executive office at 1300 Post Oak Boulevard, Suite 600, Houston, Texas 77056, and its telephone number is (713) 512-7000.

                    DISCLOSURE AND FORWARD-LOOKING STATEMENTS

This document includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, regarding among other things, our business strategy, our prospects and our financial position. Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about us and our subsidiaries and affiliates. Important factors that could cause actual results to differ materially from our expectations are disclosed or incorporated by reference in this document.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

In addition to reviewing our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and the other documents and information contained or incorporated in this Prospectus by reference, including our financial statements and the related notes, you should carefully consider the following factors in evaluating our business and acquiring the Common Stock offered hereby. If any of the following risks actually occurs, our business could be harmed. In that case the trading price of our common stock could decline dramatically, and you may lose all or part of your investment.

Our prospects should be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in industries that are heavily regulated by federal or state authorities, such as the financial services, insurance and medical services industries.

It is especially important to keep these risk factors in mind when you read forward-looking statements contained or incorporated by reference in this Prospectus, which are statements that relate to future periods and include statements about our:

                  -   expected operating results,

                  -   market opportunities, and

                  -   ability to compete.

Forward-looking statements are typically identified by words such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," the negative of these terms, or other comparable terminology. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements because of these and other factors.

ANY EXCHANGE IS SUBJECT TO THE TERMS AND PROVISIONS OF YOUR SHARE EXCHANGE AGREEMENT.

Issuance of our Common Stock in exchange for the FemPartners Stock will be made only in strict accordance with the terms of your Share Exchange Agreement. In addition, your Share Exchange Agreement contains certain conditions that must be satisfied prior to our being obligated to complete an exchange. The delivery of this Prospectus does not establish that any or all of the required conditions to exchange have been satisfied, and we may withdraw this Prospectus and our offer to transfer our Common Stock in an exchange, if any required conditions under your Share Exchange Agreement are not satisfied. Shares of FemPartners Stock that are not exchanged will, following the exchange, continue to be subject to the existing restrictions upon transfer of those shares. Upon your receipt of our Common Stock pursuant to the exchange, all rights under your Share Exchange Agreement will terminate. Any sale or attempted sale of our Common Stock you receive in an exchange could adversely affect the trading market for our Common Stock.

OUR COMMON STOCK IS THINLY TRADED AND IT MAY BE DIFFICULT FOR YOU TO SELL THE COMMON STOCK YOU RECEIVE IN THE EXCHANGE.

Our Common Stock is thinly traded. As a result, prices quoted for our stock may not reflect the actual fair market value of the stock. Also, because of the low volume of trading in our Common Stock, it may be difficult for you to sell the Common Stock you receive in the exchange. If you are able to sell our Common Stock, the limited trading volume could result in a significantly lower sales price than the sales price quoted by the National Association of Securities Dealers Automated Quotation System at the time of your order to sell. You should consult an experienced investment or financial advisor prior to attempting any sale of our Common Stock.

THE MARKET PRICE OF OUR COMMON STOCK FLUCTUATES, AND SALES OF OUR COMMON STOCK, INCLUDING SALES BY YOU OF SHARES ACQUIRED IN THE EXCHANGE, COULD LOWER THE MARKET PRICE OF OUR COMMON STOCK.

The market price of our Common Stock can fluctuate widely in response to quarter-by-quarter variations in our operating results, variations in the operating results of our competitors, changes in earnings estimates for our Company by analysts, developments in the industries in which we operate or changes in general economic conditions. Sales of substantial amounts of our Common Stock in the public market following the exchange will adversely affect the market price of our Common Stock. Purchases by us of our Common Stock pursuant to our stock buy-back plan, announced May 3, 2000, will affect the market price of our Common Stock. In addition to the shares of our Common Stock that you may receive in the exchange, other persons described in this Prospectus will also receive shares of our Common Stock that may be sold prior to or following the exchange.

FEMPARTNERS STOCK IS NOT PUBLICLY TRADED AND FEMPARTNERS IS NOT SUBJECT TO ANY PUBLIC REPORTING REQUIREMENTS.

FemPartners has not registered the FemPartners Stock with the SEC. As a result, there is no market for the FemPartners Stock and FemPartners is not required to make any information available to the public concerning FemPartners, its financial standing, business plans and results of operations, or the value of the FemPartners Stock.. Therefore, it will be difficult, or impossible, to determine the value of the FemPartners Stock to be exchanged under the Exchange Agreements.

WE MAY BE SUBJECT TO LITIGATION IF OUR COMMON STOCK PRICE DECLINES OR INCREASES SIGNIFICANTLY.

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. The institution of class action litigation against us could result in substantial costs to us and a diversion of our management's attention and resources which would harm our business, financial condition and results of operations. Any adverse determination in this litigation could also subject us to significant liabilities.

ONLY SHARES RECEIVED IN THE EXCHANGE COVERED BY THIS REGISTRATION STATEMENT MAY BE RESOLD WITHOUT AN EXEMPTION FROM REGISTRATION UNDER FEDERAL SECURITIES LAWS.

Although the registration statement relating to this Prospectus will remain effective on a continuous basis pursuant to Regulation Section 230.415 promulgated under the Securities Act, we do not intend to maintain its effectiveness after August 31, 2002. Shares of our Common Stock received in an exchange after that date, or shares of our Common Stock not received in an exchange covered by this registration statement, could not be resold or transferred by you without relying on an exemption from registration under Federal and state securities laws.

WE CANNOT MAKE ASSURANCES AS TO THE TAX CONSEQUENCES OF THE EXCHANGE.

Both the exchange and any subsequent sale by you of our Common Stock or Prime Stock may result in significant tax liabilities to you. You should discuss the potential tax consequences of the exchange with your accounting and legal advisors.

MANAGEMENT SHAREHOLDERS OF OUR COMPANY HAVE SIGNIFICANT CONTROL OF OUR COMPANY AND THE ABILITY TO INFLUENCE THE ELECTION OF DIRECTORS AND OTHER MATTERS FOR WHICH SHAREHOLDER VOTING IS INVOLVED.

Both before and after giving effect to the exchange of our Common Stock offered hereby, our executive officers and directors and their affiliates will beneficially own approximately 33.6% of our outstanding Common Stock, assuming full conversion of all options they may beneficially own. As a result, our management will be able to influence and possibly control the election of the Board of Directors and the outcome of other corporate actions requiring shareholder approval.

OUR COMPANY AND MANAGEMENT SHAREHOLDERS OF OUR COMPANY HAVE A SIGNIFICANT OWNERSHIP INTEREST IN FEMPARTNERS AND THE ABILITY TO INFLUENCE THE ELECTION OF DIRECTORS AND OTHER MATTERS FOR WHICH SHAREHOLDER VOTING IS INVOLVED, BOTH OF WHICH WILL INCREASE AS A RESULT OF THE EXCHANGES.

After the exchange and any other similar exchanges with other physicians pursuant to the Share Exchange Agreements, our Company, together with its executive officers and directors and affiliates, could beneficially own up to 17% of the outstanding equity securities of FemPartners. As a result of the increase in ownership after the exchanges, our Company and its officers, directors and affiliates will have a greater ability to influence and possibly control the election of the Board of Directors of FemPartners and the outcome of other corporate actions of FemPartners requiring shareholder approval.

WE ARE DEPENDENT ON A FEW CUSTOMERS AND THIS DEPENDENCE COULD ADVERSELY AFFECT OUR PROFITABILITY.

Several of our subsidiaries' businesses are highly dependent on a few customers. For example, approximately 24% of our revenues from continuing operations during 1999 were comprised of management fees received pursuant to our management agreement with American Physicians Insurance Exchange. The loss of any of these customers could have a material adverse effect on our business and profitability and the value of our Common Stock.

WE OPERATE IN COMPETITIVE MARKETS.

The markets in which our subsidiaries operate insurance, financial services and securities, and consulting businesses are highly competitive. Some of our competitors possess greater financial, marketing, technological and other resources than those we possess. We cannot provide any assurance that additional competitors will not enter the markets we serve, or that we will be able to continue to compete successfully.

THE SUCCESS OF OUR BUSINESS IS HIGHLY DEPENDENT ON THE RESULTS OF OUR SUBSIDIARIES' OPERATIONS.

We are principally a holding company with assets consisting primarily of stock in our subsidiaries. Consequently, our ability to pay operating expenses and to service our debt is dependent upon the earnings of our subsidiaries and our ability to receive payments from our subsidiaries through loans, dividends or otherwise. We are legally distinct from our subsidiaries, and our subsidiaries have no obligation, contingent or otherwise, to make funds available to us to satisfy our operating expenses. In addition, the ability of our subsidiaries to pay us dividends or other payments is subject to applicable state laws, and claims of any subsidiary's creditors will generally have priority over any claims we may have to the assets of that subsidiary. Accordingly, we cannot provide any assurance that our subsidiaries will be able to make any payments to us, or that payments, if any, received by us will be sufficient to meet our obligations.

SEVERAL OF OUR BUSINESSES ARE HIGHLY REGULATED BY STATE OR FEDERAL GOVERNMENTAL AUTHORITIES.

The insurance, financial services and medical services industries are subject to extensive governmental supervision, regulation and control by state and federal authorities. Such authorities include, without limitation, state and federal regulatory agencies, statutes and court rulings. We cannot provide any assurance that state or federal authorities having jurisdiction over our businesses will not adopt regulations or take other actions, such as the failure to renew or the revocation of required licenses and certifications, that would have a material adverse effect on our businesses.

WE HAVE NOT HISTORICALLY PAID DIVIDENDS AND DO NOT HAVE ANY PLANS TO BEGIN PAYING DIVIDENDS.

Dividends on our Common Stock are payable when, as and if declared by our Board of Directors. We have never paid a dividend on our Common Stock. We have no present intention of paying any cash dividends on our Common Stock in the foreseeable future. Certain provisions of documents governing our outstanding indebtedness prohibit or limit our ability to declare dividends. Our Board of Directors currently intends to retain all earnings to provide funds for the growth of our business. If our Board of Directors decides to declare dividends in the future, dividends will be based upon our earnings, financial condition, capital requirements and other relevant factors.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, UNDER OUR SHAREHOLDER RIGHTS PLAN AND UNDER TEXAS LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

Certain anti-takeover provisions applicable to the governance of our Company could prevent or delay an acquisition of our business at a premium price or at all. Some of these provisions are contained in our articles of incorporation and bylaws. Others are contained in Texas statutory law governing corporations, as well as in a preferred stock rights plan adopted by our Company. Under our rights plan, each outstanding share of Common Stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from our Company a unit consisting of one one-thousandth of a share of Series A preferred stock at a price subject to adjustment.

The purchase rights automatically attach to and trade together with each share of Common Stock. Rights plans such as ours are commonly referred to as "poison pills" and are designed to prevent a change of control without the consent of management of the Company.

OUR  BUSINESS  COULD  SUFFER  IF WE  ARE  UNABLE  TO  RETAIN  CERTAIN  IMPORTANT
EMPLOYEES.

We are highly dependent on the services of our top ranking officers. The familiarity of these individuals with industries in which we operate makes them especially valuable to our success. In addition, our future success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially our management team. The loss of the services of any of our executive officers or key employees would harm our business. Our future success also depends on our continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense and we may not be able to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future.

WE EXPECT QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY NEGATIVELY AFFECT OUR STOCK PRICE.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

o        demand for our products and services;

o our ability to accurately forecast future cash flow needs and obtain financing for cash flow shortfalls on reasonable terms;

o        new products or services that we, or our competitors, offer; and

o general economic conditions and economic conditions specific to industries in which our subsidiaries operate.

As a result of these and other factors, our operating results for any particular quarter may not be indicative of future operating results and you should not rely on them as indications of our future performance. It is also possible that our operating results in one or more quarters will fail to meet the expectations of securities market analysts or investors. In such an event the price of our common stock could decline.

WE ARE LEVERAGED AND IT COULD ADVERSELY AFFECT OUR OPERATIONS.

We have and will continue to have after the exchange, substantial indebtedness. The degree to which we are leveraged could have the following consequences:

o increase our vulnerability to general adverse economic and industry conditions;

o limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

o require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt with the effect of reducing cash available to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

o limit our flexibility in planning for, or reacting to, changes in our businesses and industries; and

o place us at a competitive disadvantage against less leveraged competitors.

Our ability to make required payments of principal and interest on, or to refinance, our debt will depend on our future performance, which, in turn, depends on general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may need to refinance all or a portion of our debt prior to its maturity, but we may not be able to obtain refinancing on commercially reasonable terms or at all. We cannot provide any assurance that we will generate enough cash flow from operations to make required debt payments and meet our other cash needs. In addition, documents governing our debt contain restrictive covenants that limit our ability to, among other things, borrow additional funds. Any failure on our part to comply with applicable covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our operations. For a more detailed description of our outstanding indebtedness, see "Appendix A - Consolidated Financial Statements," and the notes to the Consolidated Financial Statements, in the Company's Form 10-K for the year 1999 incorporated herein by reference.

                                 USE OF PROCEEDS

We are registering the Common Stock for the primary purpose of satisfying our obligations under the Exchange Agreements. We will not receive cash proceeds from the exchange of the Common Stock offered hereby. We do not have any current plans with respect to the disposition of the FemPartners Stock received in the exchanges. We will bear all of the filing fees and the expenses of this Registration Statement.

                              PLAN OF DISTRIBUTION

The Common Stock will be exchanged from time to time in private transactions pursuant to the terms and conditions contained in the Exchange Agreements. We anticipate that the physicians receiving the Common Stock pursuant to the Exchange Agreements may sell from time to time, in one or more transactions, all or a portion of their respective shares of the Common Stock.

                                 EXCHANGE OFFERS

Syntera specialized in the management of Obstetrics & Gynecology ("Ob-gyn") and related medical practices. In a typical transaction, Syntera acquired the non-medical assets of a physician's practice and signed a long-term management contract with the physician to provide the majority of the non-medical requirements of the practice, such as non-professional personnel, office space, billing and collection, and other day-to-day non-medical operating functions. In turn, Syntera was paid a variable management fee that rewarded the efficient operation and the expansion of the practice. When Syntera acquired the assets, the physician was paid in cash and shares of Syntera's common stock ("Syntera Stock"). As an added inducement for each physician to enter into the transaction, we entered into Share Exchange Agreements with each physician, which gives the physician the right, at a future date, to exchange the Syntera Stock for, at our option, our Common Stock, cash or, in some instances, Prime Stock according to a formula contained in each individual Exchange Agreement. In connection with the Merger, the physicians' Syntera Stock was exchanged for FemPartners Stock. We executed amendments to each Exchange Agreement, giving the physician the right to exchange the FemPartners Stock for our Common Stock, Prime Stock or cash, at our option, at our option, our Common Stock, cash or, in some instances, Prime Stock.

                              FINANCIAL DATA TABLES

The following table represents selected financial data about our Company. For a more complete disclosure of our financial information, your may review our most recent Annual Report, on Form 10-K, for the fiscal year ended December 31, 1999, which is incorporated into this Prospectus by reference. All amounts reflected in the table, except per share data, is expressed in thousands.


============================================== ============ =========== =========== =========== =========== ===========
                                                   1st         1999        1998        1997        1996        1995
                                                 Quarter

                                                  2000

============================================== ============ =========== =========== =========== =========== ===========
Net Sales                                                      $19,115     $16,403     $13,065     $10,437     $16,124
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
Income from Continuing Operations                               $1,732      $2,255      $5,984      $3,006      $3,007
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
Total Assets                                                   $32,924     $33,126     $30,737     $24,468     $23,740
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
Long-Term Obligations                                           $3,298         ---         ---         ---        $574
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
Redeemable Preferred Stock                                         ---         ---         ---         ---         ---
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
Cash Dividends per Common Share                                    ---         ---         ---         ---         ---
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
Book Value per Common Share                                      $7.73       $5.91       $5.55       $5.03       $4.80
============================================== ============ =========== =========== =========== =========== ===========

------------------------------------------------------------------------------------------------------------------------------------

                  HISTORICAL PER SHARE DATA FOR THE APS SHARES

The following table represents the high and low prices of our Common Stock in the over-the-counter market as reported by NASDAQ for the periods indicated:

=============================== ============================ ============================ ============================
                                           High                          Low                    Cash Dividends
                                                                                                   Per Share
=============================== ============================ ============================ ============================
1997

------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       First Quarter                      $7 5/8                       $6 3/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Second Quarter                     $6 7/8                       $4 3/4                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Third Quarter                      $8 7/8                       $5 7/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Fourth Quarter                       $8                           $6                            -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
1998

------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       First Quarter                      $7 5/8                       $6 7/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Second Quarter                     $7 1/2                       $6 5/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Third Quarter                      $7 1/4                       $4 7/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Fourth Quarter                     $5 1/2                       $3 1/4                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
1999

------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       First Quarter                      $5 1/8                       $1 7/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Second Quarter                     $3 7/8                       $2 1/4                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Third Quarter                      $5 1/16                      $3 7/32                         -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Fourth Quarter                       $7                         $3 1/2                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
2000

------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
     First Quarter                        $4 1/16                     $2 15/16                         -
=============================== ============================ ============================ ============================

                              REGULATORY APPROVALS

For each Exchange Agreement in which a physician elects to exchange his FemPartners Stock for our Common Stock (subject to the satisfaction of the other terms and conditions therein), we must either obtain an exemption from registration under the Securities Act or register the Common Stock with the Securities and Exchange Commission ("SEC"). We have filed a registration statement on Form S-4 to register 600,000 shares of our Common Stock with the SEC. Our Prime Stock was registered with the SEC by means of a Registration Statement on Form S-3, filed March 9, 1998, as amended.

                   INTERESTS OF CERTAIN PERSONS IN THE COMPANY

As of April 27, 2000, all of our officers and directors as a group (10 persons) beneficially owned 1,111,959 shares of our Common Stock, assuming the issuance of 560,334 shares subject to options that are presently exercisable or exercisable within 60 days after April 27, 2000, representing 33.6% of the issued and outstanding shares, assuming issuance of shares subject to such options. Our officers and directors also include the president and chairman of the board, if any, of each of our consolidated subsidiaries. No vote of our shareholders is necessary for the consummation of the Exchange Offers. More information concerning the ownership interests of our officers and directors may be found in our Definitive Proxy Statement, filed with the SEC on May 1, 2000.

                           DISSENTERS APPRAISAL RIGHTS

Since we will not be acquiring a significant ownership interest in FemPartners as a result of the Exchange Offers, dissenters rights of appraisal are not available.

                         FEDERAL INCOME TAX CONSEQUENCES

The receipt of our Common Stock or Prime Stock in exchange for FemPartners Stock pursuant to the Exchange Offers will be a taxable transaction for Federal income tax purposes. See page 16 for a discussion of the U.S. federal tax consequences of the Exchange Offers.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer and Feld, L.L.P.

                                     EXPERTS

The consolidated financial statements and schedule of the Company as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated herein and in the registration statement by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                      SUMMARY OF SHARE EXCHANGE AGREEMENTS

In connection with the development of Syntera, we entered into the Exchange Agreements with the physician shareholders of Syntera. The Exchange Agreements provide that the Syntera shareholders may, at their option, exchange their Syntera Stock for a fixed dollar amount of, at our option, our Common Stock, cash, or, in some instances, Prime Stock or any combination thereof to be decided by us on a case by case basis, in the event that the Syntera Stock is not publicly traded by certain dates. We have the option of purchasing any or all of the Syntera Stock at the weighted average dollar amount of $5.26 per share rather than exchanging for, at our option, our Common Stock, cash, or, in some instances, Prime Stock. As a result of Syntera's merger with FemPartners in 1999, the Syntera Stock was converted into FemPartners Stock, retaining all of the exchange rights. The FemPartners Stock will begin to become eligible to exchange in the first quarter of 2000 and continue to become eligible into the first quarter of 2002. Should all eligible FemPartners Stock (248,000 shares) be presented for exchange and should we elect to purchase the FemPartners Stock for cash, the amount would be approximately $3,900,000. If we elect to issue our Common Stock, the quantity would be determined by the market price of our Common Stock at the time of the exchange. For example, at the closing price at December 31, 1999 ($3.688) approximately 1,100,000 shares of our Common Stock would be issued in the exchange. Since it is unknown how many, if any, shares of our Common Stock will be presented for exchange or what the value of privately-held FemPartners Stock will be in the future, we have made no provision related to potential exchanges in our financial statements. We will record the effect, if any, of share exchanges in the quarter in which we are notified by FemPartners shareholders of their intent to exchange.

We entered into each Exchange Agreement as additional consideration for the respective physician to agree to the acquisition of their assets by Syntera. Since there was no market for the Syntera Stock, we agreed to allow the respective physicians to exchange their Syntera Stock for, at our option, the Common Stock, cash, or, in some instances, Prime Stock subject to the terms and conditions of the Exchange Agreements. We amended each Exchange Agreement in connection with the Merger to allow the respective physicians to exchange their FemPartners Stock (for which there is no market) for, at our option, our Common Stock, cash, or, in some instances, Prime Stock in order to maintain the goodwill of the physicians.

The following is a list of the Exchange Agreements, which are attached as exhibits to our most recent annual report filed on Form 10-K, and are hereby incorporated by reference:

o Share Exchange Agreement dated August 31, 1999 between the Company and David L. Berry, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Michael
  T. Breen, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Jonathan B. Buten, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Robert Casanova, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Antonio Cavazos, III, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Antonio Cavazos, Jr., M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Joe R. Childress, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Donald Columbus, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Devin Garza, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and M. Reza Jafarnia, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Gary L. Jones, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Shelley Nielson, M.D.

o Share Exchange Agreement dated August 31, 1999 between the Company and Lawrence M. Slocki, M.D.

              COMPARATIVE RIGHTS OF THE COMPANY'S SHAREHOLDERS AND
                            FEMPARTNERS SHAREHOLDERS

If you elect to exchange your FemPartners Stock for our Common Stock, your rights as a shareholder will be governed by Texas law and by our articles of incorporation and bylaws. These rights differ in certain respects from your current FemPartners shareholder rights, which are governed by Delaware law and FemPartners' certificate of incorporation and bylaws.

The following summary of your rights as one of our shareholders is not intended to be a complete discussion of, and is qualified in its entirety by reference to, the Texas Business Corporation Act, and our articles of incorporation and bylaws, both of which are on file with the SEC.

AUTHORIZED CAPITAL STOCK

Our authorized capital stock consists of 20,000,000 shares of Common Stock, $0.10 par value, of which 2,745,233 shares were outstanding at the close of business March 27, 2000, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which no shares were outstanding at the close of business March 27, 2000. Our Board of Directors has the authority to issue the Preferred Stock in one or more series, and to determine for each series the number of shares, designation, the dividend and liquidation preferences, voting rights, redemption rights, dividend rates and conversion rights.

VOTING RIGHTS

Our Shareholders are entitled to one vote per share, and they may not cumulate their votes in an election of directors. Under our bylaws, the presence of at least a majority of the outstanding shares entitled to vote is required to constitute a quorum at a meeting of shareholders. To be elected a director, a nominee must receive at least a majority of the votes cast at the meeting.

DIVIDENDS

The board of directors may declare dividends at their discretion, unless, however, after the distribution of such dividends, we would be insolvent, or the distribution would be greater than our net assets less our stated capital.

ELECTION OF DIRECTORS

Our board of directors may determine the number of directors by a majority vote of the current directors, provided the number of directors can never be greater than nine without an amendment to the Articles of Incorporation, or less than one. Currently, our board of directors consists of four members. Directors are elected at the annual shareholders' meeting by a majority vote of the shareholders present at the meeting. A director or directors may be removed for the willful and continuous failure to perform their duties, or for gross misconduct, at a shareholders meeting called for that purpose by a majority vote of the shareholders entitled to vote.

SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the shareholders may be called at any time, but only by the Chairman of the board of directors, the president of the Company, or a majority of the board of directors.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Our articles of incorporation may be amended by a resolution of the board of directors approving the amendment, which must then be approved by two-thirds of the shares entitled to vote, with the exception of Article XV of our articles of incorporation, concerning certain business combinations and fair price provisions. Article XV may only be amended by the vote of 66 2/3% of the shares entitled to vote at a special meeting of the shareholders at which a quorum of 80%
of the shares entitled to vote is present. The bylaws may be amended by the board of directors, or by the vote of 80% of the shares entitled to vote.

BUSINESS COMBINATIONS

Any plan of merger or other business combination of our Company must be approved by two-thirds of the shares entitled to vote. However, certain business combinations with a party who owns 20% or more of our voting stock must be approved unanimously by our board of directors, approved by 66 2/3% of the shares entitled to vote at a special meeting of the shareholders at which a quorum of 80% of the shares entitled to vote is present, or must meet certain fair price provisions, including the following:

o the per share price must be the greater of the highest price paid by the acquiring party or the market price of our voting securities on the day the business combination is announced,

o the per share price must also be higher than the earnings per share before extraordinary items for the four full quarters prior to the determination date to determine the shareholders eligible to vote on the business combination, multiplied by the higher of 15, or the price/earnings multiple on such determination date, and

o the consideration must be in cash or the same form that the acquiring entity received in its largest acquisition of our voting securities.

SHAREHOLDER RIGHTS PLAN

We have adopted a shareholder rights plan that provides that one Preferred Share purchase right will be distributed as a dividend on each outstanding share of our Common Stock held of record as of the close of business on August 15,1999. Shareholder rights plans such as ours are often referred to as "poison pills."

Each Preferred Share purchase right entitles the registered holder to purchase from us, upon the occurrence of certain triggering events, one one-thousandth of a share of our Junior Participating Preferred Stock, Series A, par value $1.00 per share, at a price of $20 per one one-thousandth of a Preferred Share, subject to adjustment. Generally, each one one-thousandth of a Preferred Share will have rights at least as favorable as one share of our Common Stock. The rights to acquire the Preferred Shares will be exercisable upon the earlier of
(a) a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of our outstanding Common Stock or (b) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding Common Stock. The objective of the rights plan is to reduce the risk of an unwanted takeover, which increases the likelihood that our shareholders will receive the long-term value of their investment.

                              ACCOUNTING TREATMENT

Any exchange of Prime Stock held by us will be accounted for as a decrease in our investment in Prime. Any issuance of our Common Stock for FemPartners Stock will be accounted for by us as a reissuance of treasury stock. Our acquisition of FemPartners Stock pursuant to an exchange will be accounted for as an increase in our investment in FemPartners at a cost equal to the fair market value of the FemPartners' Stock received by us. The amount by which the consideration exchanged for the FemPartners Stock exceeds the fair market value of the FemPartners Stock will be accounted for as an expense.

                          U.S. FEDERAL TAX CONSEQUENCES

The receipt of our Common Stock, Prime Stock or cash, or any combination thereof, in exchange for FemPartners Stock pursuant to the Exchange Offers will be a taxable transaction for Federal income tax purposes.

The following is a summary of certain regular Federal income tax consequences of the Exchange Offers to you and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to you in light of your individual investment circumstances, including if you hold, directly or indirectly, 10% or more of FemPartners Stock, if you acquired your FemPartners Stock as compensation, or if you are subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers). In addition, this summary does not address state, local, foreign or alternative tax consequences. You are urged to consult your tax advisors regarding the specific Federal, state, local, and foreign income, alternative tax and other tax consequences of the Exchange Offers.

Your receipt of our Common Stock, Prime Stock or cash in exchange for FemPartners Stock pursuant to the Exchange Offers WILL BE a taxable transaction for Federal income tax purposes. In general, you will recognize gain or loss for Federal income tax purposes equal to the difference between (i) the sum of the fair market value of our Common Stock or Prime Stock received and any cash received in lieu of our Common Stock, Prime Stock, or any fractional share, and
(ii) your adjusted basis in the FemPartners Stock exchanged. Assuming the FemPartners Stock exchanged constitutes a capital asset, such gain or loss will be capital gain or loss and will be long-term or short-term gain or loss depending on your holding period in the FemPartners Stock. If you receive our Common Stock or Prime Stock in exchange for FemPartners Stock, you will have a basis in the shares received equal to the fair market value of such shares on the closing of the exchange and the holding period of such shares will begin on the day immediately following the closing date of the exchange.

This summary does not discuss the tax consequences of the transactions in which you received the FemPartners Stock, the transaction in which you received the Syntera Stock, or the tax consequences of the Exchange Agreement or other agreements, if any, which gave you the right to enter into the Exchange Offer. You should consult your own tax advisor regarding the tax consequences of those agreements as the tax consequences of each could materially effect your adjusted basis in the FemPartners Stock to be exchanged and the holding period for the FemPartners Stock, which will, in turn, effect the amount of your gain or loss and the character thereof.

             MATERIAL CONTRACTS BETWEEN THE COMPANY AND FEMPARTNERS

On  August  31,  1999,  we  merged  Syntera,  one  of our  subsidiaries,  into a subsidiary of FemPartners. The FemPartners subsidiary was the surviving corporation in the merger, and all of the Syntera Stock was converted into FemPartners Stock. We believe we presently own approximately 10% of FemPartners' currently outstanding Common Stock. If all the Exchange Agreements are exercised, we could obtain up to 184,041 additional shares of FemPartners' Common Stock and, assuming no other shares of FemPartners' capital stock have been issued or redeemed, could own up to 14% of FemPartners' outstanding Common Stock. If the physician practices managed by Syntera prior to the merger generate a certain level of income for FemPartners following the merger, we could, although we do not believe it likely to occur, obtain an additional 159,419 shares of FemPartners' Common Stock, in which case we could own up to 17% of FemPartners' outstanding Common Stock. The numbers above could be reduced significantly pursuant to certain provisions of the Merger Agreement that provide for forfeiture of shares of FemPartners' Common Stock in the event of certain occurrences giving rise to indemnification obligations.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that our officers and directors will be indemnified for any costs or expenses that they may suffer as a result of their duties on behalf of our Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          INFORMATION ABOUT THE COMPANY

The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in, or incorporated by reference in, this document. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The following documents contain important information about our Company and are hereby incorporated by reference:

o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

o Our Definitive Proxy Statement, filed with the SEC on May 1, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

o Our Current Report on Form 8-K, as amended, filed with the SEC on September 22, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended June 31, 1999.

o Our Current Report on Form 8-K, filed with the SEC on June 28, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

o Our Current Report on Form 8-K, filed with the SEC on April 20, 1999.

All documents that we may subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date all Exchange Offers are terminated, shall also be deemed incorporated by reference.

                          INFORMATION ABOUT FEMPARTNERS

FemPartners is a single specialty Ob-gyn practice management company. The Merger created the largest Ob-gyn management company in the State of Texas. FemPartners manages the practices of over 60 physicians with offices in seven (7) Texas cities, including Austin, Houston and San Antonio and has annual practice revenues of approximately $50 million. FemPartners has not registered its shares with the SEC or any national securities exchange, and thus does not make its financial and business information publicly available. Accordingly, the information about FemPartners provided herein is based only on our information and belief.

                        VOTING AND MANAGEMENT INFORMATION

None of our affiliates, nor, to our knowledge, any affiliates of FemPartners has any material interest in the Exchange Offers. No shareholder vote is required, or will be held, for approval of the Exchange Offers.

Information regarding our voting securities, the principal holders of such voting securities, and each of our officers and directors, is hereby incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and our Definitive Proxy Statement for 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Anything we file may be read and copied at the following location at the SEC:

                                    Public Reference Room
                                    450 Fifth Street, N.W.
                                    Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the Internet world wide web site that the SEC maintains at http://www.sec.gov. Additional information about us may be found at the Internet world wide web site that we maintain at http://www.amph.com.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that a Texas corporation shall have the power to indemnify anyone who was, is, or is threatened to be made a named defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation's best interests, and (B) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. A director may not be indemnified as described above for obligations resulting from a proceeding: (i) in which such person is found liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases such director may be indemnified against reasonable expenses actually incurred by the director in connection with the proceeding unless the director's misconduct was willful, in which case no such indemnification shall be paid).

A corporation may provide indemnification as described above only if a determination of indemnification is made by (a) a majority vote of a quorum of directors who at the time of voting are not named defendants or respondents in such proceeding; (b) if such quorum cannot be obtained, by majority vote of a committee of directors, consisting solely of two or more directors who are not named as defendants or respondents in the relevant proceeding, and designated to act in the matter by a majority vote of all directors; or (c) by special legal counsel selected by the board acting as described in (a), or selected by a committee established as described in (b), or, if such quorum cannot be obtained and such committee is not established, by a majority vote of all named defendants or respondents in the proceeding. A court may order indemnification even though certain of these conditions are not met if the court deems indemnification proper and equitable; provided, however, that the court-ordered indemnification shall be limited to reasonable expenses actually incurred by such person in connection with the proceeding if the person is found to be liable to the corporation or on the basis that he improperly received a personal benefit.

A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

A corporation shall indemnify a director against reasonable expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification.

A corporation may pay, or reimburse a director for, the director's reasonable expenses incurred because he was, is, or is threatened to be made a named defendant or respondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above- described standards if the director gives the corporation a written affirmation by the director that in good faith he believes that he is eligible for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director's financial ability to pay) to repay the amount paid or reimbursed if it is ultimately determined that indemnification for such expenses is prohibited under the standards enumerated above.

Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director's appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person's status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the corporation.

Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders prior to the notice or waiver of notice of the next shareholders' meeting or other action, and, in any case, within the 12-month period immediately following such indemnification or advance.

A  corporation  shall  indemnify  officers  and  others  who are  not  officers, employees, or agents of the corporation, but who are serving at the corporation's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary for another entity, to the same extent that the corporation indemnifies directors. A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

Article IX of our Company's Restated Articles of Incorporation provides that, to the extent permitted by applicable law and by resolution or other proper action of the Board of Directors of the Registrant, the Registrant will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of the Registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, the Registrant currently maintains directors and officers liability insurance.

Article XVI of our Company's Restated Articles of Incorporation provides that our directors shall not be liable to our Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director except for liability based upon (i) a breach of duty of loyalty to our Company or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act related to an unlawful stock repurchase or payment of a dividend.

In addition to the indemnifications provided by our Restated Articles of Incorporation, we have entered into indemnity agreements with our officers and directors. The agreements generally provide that, to the extent permitted by law, we must indemnify each person for judgements, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that they were was an officer, director or employee of our Company.

The preceding discussion of our indemnification agreements, our Company's Articles of Incorporation and Section 2.02-1 of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by the indemnity agreements, Articles of Incorporation and Section 2.02-1 of the Texas Business Corporation Act.

Item 21.      Exhibits.

         (2) Share Exchange Agreements (filed as Exhibits to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999 and incorporated herein by reference)

         (3.1) The Company's Restated Articles of Incorporation (filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999, by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1990, and incorporated herein by reference)

         (3.2) The Company's Amended and Restated Bylaws (filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999, by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1990, and incorporated herein by reference)

         (5)      Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (to be
                    filed by amendment)

         (11)     Statement of computation of per share earnings (to be filed by amendment)

         (13)     The Company's Annual Report on Form 10-K (incorporated  herein by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999)

         (21)     The  Company's Subsidiaries (incorporated  herein by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999)

         (23)     (a)    Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    (to be filed by amendment)

                  (b)    Consent of KPMG Peat Marwick LLP (to be filed by
                     amendment)

         (24)     Powers of Attorney (included in the signature pages of this
                    Registration Statement)

Item 22.      UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To deliver or cause to be delivered to with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by
         Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(5)      To file, during  any  period in which offers or sales  are being  made, a post-effective  amendment  to this  Registration Statement:

         (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(6) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(8) That for the purposes of determining any liability under the Securities Act of 1933, the information omitted, if any, from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A, and the information contained, if any, in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on June 23, 2000.

                                       AMERICAN PHYSICIANS SERVICE GROUP, INC.

                               By:      /s/  W. H. Hayes, Senior Vice President
                                    -------------------------------------------

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth S. Shifrin and Williams H. Hayes and each of them as their true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                     Title                     Date
------------------------         ----------------------------       ------------

 /S/ KENNETH S. SHIFRIN            Chairman of the Board,          June 23, 2000
------------------------       Chief Executive Officer and
KENNETH S. SHIFRIN                       Director


 /S/ W. H. HAYES               Senior Vice President-Finance,      June 23, 2000
------------------------     Secretary and Chief Financial Officer
W. H. HAYES                    (Principal Financial Officer)

 /S/ THOMAS R. SOLIMINE      Controller (Principal Accounting      June 23, 2000
------------------------                 Officer)
THOMAS R. SOLIMINE

 /S/ ROBERT L. MYER                      Director                  June 23, 2000
------------------------
ROBERT L. MYER

 /S/ BRAD A. HUMMEL                      Director                  June 23, 2000
------------------------
BRAD A. HUMMEL

 /S/ WILLIAM A. SEARLES                  Director                  June 23, 2000
------------------------
WILLIAM A. SEARLES

                                INDEX TO EXHIBITS

Exhibits

         (2) Share Exchange Agreements (filed as Exhibits to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999 and incorporated herein by reference)

         (3.1) The Company's Restated Articles of Incorporation (filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999, by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1990, and incorporated herein by reference)

         (3.2) The Company's Amended and Restated Bylaws (filed as an Exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999, by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1990, and incorporated herein by reference)

         (5) Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (to be filed by amendment)

         (11) Statement of computation of per share earnings (to be filed by amendment)

         (13) The Company's Annual Report on Form 10-K (incorporated herein by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999)

         (21) The Company's Subsidiaries (incorporated herein by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1999)

         (23)     (a)    Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                     (to be filed by amendment)

                  (b)    Consent of KPMG Peat Marwick LLP (to be filed by
                      amendment)

         (24)     Powers of Attorney (included in the signature pages of this
                      Registration Statement)